                                                                     Exhibit 5.1
                                                                     -----------




                                November 30, 1999

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California  95670

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-8 which GenCorp Inc. ("GenCorp") is filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, to register 2,700,000 shares of GenCorp Common Stock issuable under the GenCorp Inc. 1999 Equity and Performance Incentive Plan (the "Plan").

                  I have examined such records, documents and matters of law and have satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion. Based upon the foregoing, I am of the opinion that:

                  1) The Plan has been duly authorized and adopted by appropriate corporate action, including approval of the Plan by the shareholders of GenCorp at its Special Meeting of Shareholders held September 8, 1999.

                  2) The GenCorp Common Stock to be issued upon the exercise of options granted pursuant to the Plan will, upon issuance pursuant to the terms of the Plan, be validly issued, fully paid and non-assessable.

                  I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

                                      Very truly yours,

                                      /s/ William R. Phillips
                                      -----------------------------------
                                      William R. Phillips
                                      Senior Vice President, Law;
                                      General Counsel and Secretary